EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333- 190389 of Tandy Leather Factory, Inc. of our report dated March 31, 2023, relating to our audits of the consolidated financial statements of Tandy Leather Factory, Inc. as of and for the years ended December 31, 2022, and 2021 appearing in this Form 10-K.

/s/ WEAVER AND TIDWELL, L.L.P.

Oklahoma City, Oklahoma

March 31, 2023